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                  CHARITABLE GIFT TO OCEAN FEDERAL FOUNDATION

     Ocean Financial Corp., 74 Brick Boulevard, Brick, New Jersey (the "Company"), desires and intends to make a gift of its common stock, par value $.01 per share to Ocean Federal Foundation, a nonprofit corporation organized under the laws of the State of Delaware. The purpose of the donation is to establish a bond between Ocean Financial Corp. and the community in which it and its affiliates operate to enable the community to share in the growth and success of the Company and its affiliates over the long term. To that end, Ocean Financial Corp. now gives, transfers, and delivers to Ocean Federal Foundation [number] shares of its common stock, par value $.01 per share ("Common Stock") subject to the following conditions:

     1. The Foundation shall use the donation solely for charitable and educational purposes within Ocean County, New Jersey and its neighboring communities in accordance with the provisions of the Foundation's Certificate of Incorporation; and

     2. Consistent with the Company's intent to form a long-term bond between the Company and the community, the amount of Common Stock that may be sold by the Foundation in any one year shall not exceed 5% of the market value (measured as of the first business day of each year), of the assets held by the Foundation or such amount as may be necessary to maintain the Foundation's designation as a tax-exempt organization under Section 501(c)(3) of the Internal Revenue Code of 1986 as amended, except that this restriction shall not prohibit the board of directors of the Foundation by two-thirds vote, determines that the failure to sell a greater amount of the common stock held by the Foundation would result in a long-term reduction of the value of the Foundation's assets relative to their then current value that would jeopardize the Foundation's capacity to carry out its charitable and educational purposes.

     Executed at __________________ on _______________, 1996.

                                                     [Signature of Chief
                                                     Executive Officer of
                                                     Ocean Financial Corp.]